EXHIBIT 5.1

               [WYCHE, BURGESS, FREEMAN & PARHAM, P.A. LETTERHEAD]

Carolina First Corporation
102 South Main Street
Greenville, South Carolina  29601

Lowcountry Savings Bank, Inc.
Lowcountry Lane
Mt. Pleasant, SC 29464

         RE: Registration Statement on Form S-4 with respect to 867,714 shares of Carolina First Corporation Common Stock

Gentlemen/Ladies:

         The opinions set forth herein are rendered with respect to the 867,714 shares, $1 par value per share, of the Common Stock (the "Common Stock") of Carolina First Corporation, a South Carolina corporation (the "Company"), which may be issued by the Company in connection with its acquisition of Lowcountry Savings Bank, Inc. ("Lowcountry"), all as set forth in that certain Reorganization Agreement entered into as of March 14, 1997 by and among the Company, Carolina First Bank and Lowcountry. The Common Stock is being registered with the Securities and Exchange Commission by the Company's Registration Statement on Form S-4 (the "Registration Statement") filed on or about May 20, 1997, pursuant to the Securities Act of 1933, as amended.

         We have examined the Company's Articles of Incorporation, as amended, and the Company's Bylaws, as amended, and reviewed the records of the Company's corporate proceedings. We have made such investigation of law as we have deemed necessary in order to enable us to render this opinion. With respect to matters of fact, we have relied upon information provided to us by the Company and no further investigation. With respect to all examined documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies and the accuracy and completeness of the information contained therein.

         Based on and subject to the foregoing and subject to the comments, limitations and qualifications set forth below, we are of the opinion that the shares of Common Stock to be sold pursuant to the Registration Statement will, when issued to the Lowcountry shareholders in accordance with the Reorganization Agreement, be legally and validly issued and fully paid and non-assessable.

         The foregoing opinion is limited to matters governed by the laws of the State of South Carolina in force on the date of this letter. We express no opinion with regard to any matter which may be (or purports to be) governed by the laws of any other state or jurisdiction. In addition, we express no opinion with respect to any matter arising under or governed by the South Carolina Uniform Securities Act, as amended, any law respecting disclosure, or any law respecting any environmental matter.

         This opinion is rendered as of the date of this letter and applies only to the matters specifically covered by this opinion, and we disclaim any continuing responsibility for matters occurring after the date of this letter.

         Except as noted below, this opinion is rendered solely for your benefit in connection with the Registration Statement and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent.

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         We consent to the use of this opinion as an exhibit to the Registration
Statement.





                                         Yours truly,

                                         Wyche, Burgess, Freeman & Parham, P.A.

                                         By:          /s/
                                             ---------------------------------
                                             William P. Crawford, Jr.

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